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                                                                    EXHIBIT 99.1


                             LEGEND PROPERTIES, INC.



FOR IMMEDIATE RELEASE                        CONTACT:
                                             Robert B. Cavoto
                                             Chief Financial Officer
                                             Legend Properties, Inc.
                                             Tel:  (703) 221-4251


                LEGEND PROPERTIES EXECUTES MERGER AGREEMENT WITH
                            CONTROLLING STOCKHOLDER


DUMFRIES, VA - (January 6, 2000) Legend Properties, Inc. today announced that it has entered into an Agreement and Plan of Merger with RGI Holdings, Inc. and a wholly-owned subsidiary of RGI Holdings, Inc. formed for purposes of the merger transaction. Under the terms of the Merger Agreement, RGI Holdings will acquire all of the outstanding shares of Legend's common stock not currently held by RGI Holdings in a merger transaction for $0.50 per share in cash. RGI Holdings currently holds approximately 80% of Legend's capital stock. Aker RGI ASA, a Norwegian corporation whose shares are traded on the Oslo Stock Exchange, holds approximately 80% of the capital stock of RGI Holdings.

The Merger Agreement was approved by a special committee of Legend's Board of Directors as well as by Legend's full Board of Directors acting on, among other things, a written opinion received from its financial advisor, Josephthal & Co. Inc., that the merger consideration is fair to Legend's public stockholders from a financial point of view.

The proposed merger is subject, among other things, to (i) approval of the transaction by Legend's stockholders and (ii) compliance with all applicable regulatory and governmental requirements. Accordingly, there can be no assurance that the merger will be consummated.

Legend Properties, Inc. is a diversified real estate operating company engaged in real estate development and sales, club operations and patient services.



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